EXHIBIT 99.1

NEWS RELEASE

CONTACT:  Lester A. Aaron
Chief Financial Officer
818-591-9800

UNICO AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

Woodland Hills, CA, March 29, 2011 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and twelve months ended December 31, 2010.  For the three months ended December 31, 2010, revenues were $8.7 million and net income was $0.8 million ($0.14 diluted income per share) compared with revenues of $10.1 million and net income of $0.6 million ($0.11 diluted income per share) for the three months ended December 31, 2009.  For the twelve months ended December 31, 2010, revenues were $37.1 million and net income was $2.3 million ($0.44 diluted income per share) compared with revenue of $41.6 million and net income of $2.9 million ($0.53 diluted income per share) for the twelve months ended December 31, 2009.

As of December 31, 2010, the Company had cash and investments (at amortized cost) of $129.8 million.  $123.3 million, or 95% of these investments were fixed maturity investments, and 78% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $73.4 million as of December 31, 2010, or $13.75 per common share including unrealized after-tax investment gains of $2.3 million, compared to Stockholders’ equity of $73.3 million as of December 31, 2009, or $13.82 per common share including unrealized after-tax investment gains of $2.7 million.  The Company paid cash dividends to shareholders of $0.36 per share on December 29, 2010.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

  UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31	December 31
	2010	2009
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost:
December 31, 2010 $123,301; December 31, 2009 $128,441)	$126,712	$132,595
Short-term investments, at cost	6,466	9,158
Total Investments	133,178	141,753
Cash	45	119
Accrued investment income	691	764
Premium and notes receivable, net	4,364	4,365
Reinsurance recoverable:
Paid losses and loss adjustment expenses	49	453
Unpaid losses and loss adjustment expenses	11,816	16,176
Deferred policy acquisition costs	4,301	4,956
Property and equipment (net of accumulated depreciation)	1,631	221
Deferred income taxes	1,060	633
Other assets	540	669
Total Assets	$157,675	$170,109

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$61,560	$71,585
Unearned premium	15,930	18,812
Advance premium and premium deposits	830	1,034
Income taxes payable	1	-
Accrued expenses and other liabilities	6,000	5,363
Total Liabilities	$84,321	$96,794

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and Outstanding
shares 5,333,081 at December 31, 2010, and 5,306,204 at December 31, 2009	$3,555	$3,437
Accumulated other comprehensive income	2,251	2,742
Retained earnings	67,548	67,136
Total Stockholders’ Equity	$73,354	$73,315

Total Liabilities and Stockholders' Equity	$157,675	$170,109

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Insurance Company Revenues
Premium earned	$8,444	$9,866	$35,579	$40,051
Premium ceded	1,770	2,326	7,427	9,276
Net premium earned	6,674	7,540	28,152	30,775
Investment income	805	946	3,490	4,325
Other income	187	262	692	837
Total Insurance Company Revenues	7,666	8,748	32,334	35,937

Other Revenues from Insurance Operations
Gross commissions and fees	1,035	1,229	4,492	5,301
Investment income	-	-	3	1
Finance charges and fees earned	40	90	277	369
Other income	6	4	15	9
Total Revenues	8,747	10,071	37,121	41,617

EXPENSES
Losses and loss adjustment expenses	4,086	5,193	18,470	19,546
Policy acquisition costs	1,747	1,842	7,283	7,612
Salaries and employee benefits	1,036	1,185	4,317	5,200
Commissions to agents/brokers	121	229	638	1,090
Other operating expenses	623	901	3,193	4,005
Total Expenses	7,613	9,350	33,901	37,453

Income Before Taxes	1,134	721	3,220	4,164
Income tax provision	376	125	891	1,237
Net Income	$758	$596	$2,329	$2,927

PER SHARE DATA:
Basic
Earnings Per Share	$0.14	$0.11	$0.44	$0.53
Weighted Average Shares	5,319	5,394	5,313	5,507
Diluted
Earnings Per Share	$0.14	$0.11	$0.44	$0.53
Weighted Average Shares	5,353	5,438	5,352	5,548

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

	For the Twelve Months Ended
	December 31
	2010	2009
	(Unaudited)
Cash Flows from Operating Activities:
Net Income	$2,329	$2,927
Adjustments to reconcile net income to net cash from operations
Depreciation	127	196
Bond amortization, net	115	224
Tax benefit from disqualified incentive stock options	(40)	-
Changes in assets and liabilities
Premium, notes and investment income receivable	73	853
Reinsurance recoverable	4,764	3,301
Deferred policy acquisition costs	655	264
Other assets	(62)	129
Unpaid losses and loss adjustment expenses	(10,025)	(7,069)
Unearned premium	(2,882)	(1,151)
Advance premium and premium deposits	(204)	(158)
Accrued expenses and other liabilities	(794)	(1,119)
Income taxes current/deferred	58	(1,061)
Net Cash (Used) by Operating Activities	(5,886)	(2,664)

Cash Flows from investing Activities
Purchase of fixed maturity investments	(33,025)	(36,074)
Proceeds from maturity of fixed maturity investments	38,049	42,950
Net decrease in short-term investments	2,692	344
Additions to property and equipment	(105)	(58)
Net Cash Provided by Investing Activities	7,611	7,162

Cash Flows from financing Activities
Repurchase of common stock	-	(2,448)
Dividends paid to shareholders	(1,917)	(1,959)
Proceeds from exercise of stock options	78	-
Tax benefit from disqualified incentive stock options	40	-
Net Cash (Used) by Financing Activities	(1,799)	(4,407)

Net (decrease) increase in cash	(74)	91
Cash at beginning of period	119	28
Cash at End of Period	$45	$119

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	$834	$2,309

Supplemental Schedule of Non-Cash Investing Activities
Acquisition of fixed assets	$1,432	-